As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEREO BIOPHARMA GROUP PLC

(Exact Name of Registrant as specified in its charter)

United Kingdom	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor

One Cavendish Place

London W1G 0QF United Kingdom

+44 33 3023 7300

(Address including zip code of Principal Executive Offices)

Mereo BioPharma Group plc 2019 Equity Incentive Plan, as amended

Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan, as amended

(Full title of the plans)

Mereo US Holdings, Inc.

251 Little Falls Drive

Wilmington, DE 19808

Telephone No.: +1 302 636 5401

(Name, address and telephone number, including area code, of agent for service)

Copy to: David S. Bakst

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

+1 212 506 2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Mereo BioPharma Group plc (the “Company”) to register 42,249,466 additional ordinary shares, nominal value £0.003 per share (the “Ordinary Shares”) under the Mereo BioPharma Group plc 2019 Equity Incentive Plan, as amended on February 13, 2020 and January 15, 2021, and the Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan, as amended on February 13, 2020 and January 15, 2021 (collectively, the “Plans”) which share a common Ordinary Share pool, consisting of (i) Ordinary Shares for future share grants under the Plans and (ii) Ordinary Shares reserved for issuance upon the vesting of restricted stock units and performance based stock unit awards which may be granted to employees and executives pursuant to and in accordance with the terms of the Plans in connection with their employment and positions with the Company under the Securities Act of 1933, as amended (the “Securities Act”). The number of Ordinary Shares available for issuance under the Plans is subject to increase on January 1 of each year in an amount equal to the lesser of (i) 5.31% of the Company’s issued and outstanding shares and (ii) such number of shares as determined by the plan administrator, in its discretion.

In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8

On May 21, 2019, the Company filed with the SEC a Registration Statement on Form S-8 (File No. 333-231636), on February 18, 2020 the Company filed a Registration Statement on Form S-8 (File No. 333-236498), on January 15, 2021 the Company filed a Registration Statement on Form S-8 (File No. 333-252147), on January 13, 2022 the Company filed a Registration Statement on Form S-8 (File No. 333-262151), on January 24, 2023 the Company filed a Registration Statement on Form S-8 (File No. 333-269388) and on January 23, 2024 the Company filed a Registration Statement on Form S-8 (File No. 333-276656) and on January 23, 2025 the Company filed a Registration Statement on Form S-8 (File No. 333-284432) (collectively, the “Prior Registration Statements”) to register a total of 180,380,058 Ordinary Shares issuable under the plans described in those registration statements. The Company is filing this Registration Statement to register an additional 42,249,466 Ordinary Shares, which may be issued pursuant to new and previously issued awards under the Plans. Pursuant to General Instruction E to Form S-8, this S-8 Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above, except as otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”), filed with the SEC on March 26, 2025 (File No. 001-38452);

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 13, 2025, the fiscal quarter ended June 30, 2025, filed with the SEC on August 12, 2025, and the fiscal quarter ended September 30, 2025, filed with the SEC on November 10, 2025;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on May 14, 2025, July 10, 2025, December 29, 2025 and January 12, 2026; and

(d) The description of the Company’s Ordinary Shares and ADSs contained in the Company’s registration statement on Form 8-A, filed with the SEC on April 9, 2018 (File No. 001-38452), as amended on April 15, 2019, May 17, 2022 and December 18, 2023, including any amendment or report filed for the purpose of updating such description as updated by Exhibit 4.2 to the 2024 Form 10-K, including the “Description of Ordinary Shares” and the “Description of American Depositary Shares” contained therein and any amendment or report filed for the purpose of further updating such descriptions.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. The Company is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) of a Current Report on Form 8-K be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Company’s Articles of Association, the Company may indemnify its directors and other officers in respect of any proceedings, whether civil or criminal, brought against them by reason of their being directors or officers of the Company and to the fullest extent permitted by the Companies Act 2006 of the United Kingdom (“CA 2006”) and other applicable law.

Generally, under CA 2006, any provision by which the Company directly or indirectly provides an indemnity (to any extent) for a director of the Company or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of the Company) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is (subject to certain exceptions specified under CA 2006) void.

The Company has entered into a deed of indemnity with each of its directors, the form of which was filed as Exhibit 10.26 to the Company’s registration statement on Form F-4 (Registration No. 333-229351), as originally filed by the Company on January 25, 2019 and subsequently amended. Except as prohibited by applicable law, these deeds of indemnity may require the Company, among other things, to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, costs and expenses, incurred by such directors and executive officers with the prior written consent of the Company in any action or proceeding arising out of their service as a director or executive officer of the Company, or one of its subsidiaries.

The Company maintains directors and officers insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse the Company for amounts that it may be required or permitted by law to pay directors or officers of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 8.	EXHIBITS.

The exhibits listed below in the “Exhibit Index” are filed as a part of, or incorporated by reference into, this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

4.1	New Articles of Association of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 6-K, filed with the SEC on December 18, 2023 (File No. 001-38452))

4.2

Mereo BioPharma Group plc 2019 Equity Incentive Plan, as amended on February 13, 2020 and January 15, 2021 (incorporated by reference to Exhibit 99.1 to the Company’s Form S-8 filed with the SEC on January 15, 2021 (File No. 333-252147))

4.3

Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan, as amended on February 13, 2020 and January 15, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s Form S-8 filed with the SEC on January 15, 2021 (File No. 333-252147))

4.4

Deferred Compensation Plan for Non-Employee Directors, as amended on December 13, 2023 (incorporated by reference to Exhibit 4.3 to the Company’s S-8 filed with the SEC on January 23, 2024 (File No. 333-276656))

4.6	Form of Restricted Stock Unit Award Agreement under the Plans (incorporated by reference to Exhibit 4.5 to the Company’s Form S-8 filed with the SEC on January 24, 2023 (File No. 333-269388))

5.1*	Opinion of Latham & Watkins (London) LLP, counsel of the Registrant

23.1*	Consent of Latham & Watkins (London) LLP, counsel of the Registrant (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1*	Powers of Attorney (included in signature page hereto)

107*	Filing Fee Table
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in London, the United Kingdom on February 2, 2026.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight
	Name:	Denise Scots-Knight
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Denise Scots-Knight, Ph.D. and Christine Fox, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 2, 2026 in the capacities indicated.

Signature	Title	Date

/s/ Denise Scots-Knight	Chief Executive Officer and Director	February 2, 2026
Denise Scots-Knight	(Principal Executive Officer)

/s/ Christine Fox	Chief Financial Officer	February 2, 2026
Christine Fox	(Principal Accounting and Financial Officer)

/s/ Michael Wyzga	Chairman of the Board of Directors	February 2, 2026
Michael Wyzga

/s/ Jeremy Bender	Director	February 2, 2026
Jeremy Bender

/s/ Anders Ekblom	Director	February 2, 2026
Anders Ekblom

/s/ Pierre Jacquet	Director	February 2, 2026
Pierre Jacquet

/s/ Annalisa Jenkins	Director	February 2, 2026
Annalisa Jenkins

/s/ Deepika Pakianathan	Director	February 2, 2026
Deepika Pakianathan

/s/ Justin Roberts	Director	February 2, 2026
Justin Roberts

/s/ Daniel Shames	Director	February 2, 2026
Daniel Shames

/s/ Marc Yoskowitz	Director	February 2, 2026
Marc Yoskowitz

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mereo BioPharma Group plc has signed this registration statement on February 2, 2026.

Mereo US Holdings, Inc.

By:	/s/ Denise Scots-Knight
	Name:	Denise Scots-Knight
	Title:	President